Exhibit 10(n)
Execution Copy
COLLABORATION AND LICENSING AGREEMENT
Between
NEC Corporation
and
Stratus Technologies Bermuda Ltd.
November 25, 2005

NEC/Stratus JD 11/25/05	CONFIDENTIAL

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Exhibits

Exhibit A	Joint Product Overview

Exhibit B	Development Project Phases

Exhibit C	Party Development Responsibilities

Exhibit D	Joint Product Roadmap

Exhibit E	Software and Hardware Support

Exhibit F	End User License Agreement Terms

Exhibit G	Licensed Sites

Exhibit H	Quality Assurance and Verification

Exhibit I	Design and Manufacturing Objects

Exhibit J	Change Management Procedures

Exhibit K	Third Party Licensed Software

Exhibit L	OEM Royalties

Exhibit M	Non-Disturbance Agreement

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COLLABORATION AND LICENSING AGREEMENT
     This Collaboration and Licensing Agreement (“Agreement”) is made and entered into as of the 25th day of November 2005, (hereinafter “Effective Date”), by and between Stratus Technologies Bermuda Ltd., a Bermuda corporation with its principle place of business at Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda (hereinafter “Stratus”), and NEC Corporation, a Japanese corporation, having its principle place of business at 7-1, Shiba 5-chome, Minato-ku, Tokyo 108-8001, Japan (hereinafter “NEC”).
WITNESSETH
     WHEREAS, Stratus and NEC are engaged in the business of designing, developing, manufacturing, selling and servicing fault tolerant computer systems;
     WHEREAS, Stratus and NEC are parties to a Collaboration and Licensing Agreement dated October 1, 2001, as amended, pertaining to the “Sonic” family of fault-tolerant computer systems (the “Prior Collaboration Agreement”),
     WHEREAS, Stratus and NEC desire to cooperate in the development of software and hardware for fault-tolerant computer systems on the terms and conditions set forth herein, and to grant to one another certain licenses under their respective intellectual property rights for such purpose and otherwise as specified herein;
     NOW, THEREFORE, in consideration of the premises and of the covenants and conditions hereinafter set forth, the parties hereby agree as follows:
AGREEMENT
     Section 1. Definitions
     As used in this Agreement, the following terms shall have the meanings set forth below:
     1.1 “Affiliate” means an entity, other than Stratus or NEC, now or hereafter, controlled by, controlling or under common control with a party hereto. As used herein, the term control means the right to vote directly or indirectly more than fifty percent (50%) of the voting stock of an entity or the ownership of more than fifty percent (50%) of the equity interest either directly or indirectly.
     1.2 “Commercial Readiness Date” has the meaning set forth in Section 3.3.
     1.3 “Design Objects” shall have the meaning set forth in Section 3.8.b.
     1.4 “Derivative Products” means Fault Tolerant Systems developed by or for a party outside the scope of the Development Program.
     1.5 “Development Plan” shall have the meaning set forth in Section 3.2.
     1.6 “Development Milestones” means specified tasks to be accomplished, deliverables to be provided or approvals to be obtained by a Party within certain timeframes as set forth in a Development Plan hereunder.

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     1.7 “Development Program” shall have the meaning set forth in Section 3.1.
     1.8 “Enhancement” means any improvements, modifications, adaptations, extensions, or upgrades of a Joint Product, Derivative Product or components thereof.
     1.9 “First Commercial Shipment” or “FCS” means the first date on which a party ships the first commercially released version of a Joint Product to a non-Affiliate customer (excluding demonstration, test, evaluation, beta and other pre-commercial products).
     1.10 “Fault Tolerant System” means any fault-tolerant computing system or environment implementation using hardware lockstep technology and comprised of hardware and operating software, which fulfills the following:
•	main components, including, but not limited to , CPU, Main Memory and chipsets, are configured in duplicate,

•	duplicated main components operate in lock step mode,

•	utilizes a single operating system

•	operation continues without degenerating the view from software on single failure, and

•	designed for measured system availability at or in excess of 99.99%.
     1.11 “Gemini” means the Fault Tolerant System NEC is currently designing and developing based on the Intel CPU architecture, specifically targeting Irwindale and Dempsey.
     1.12 “General Release” means the release of a product for commercial sale or distribution, excluding demonstration units, alpha versions, beta versions, evaluation units and other pre-commercial products.
     1.13 “Independent Derivative Product” means a Derivative Product that has not been added as a Joint Product pursuant to Section 3.4.
     1.14 “Initial Term Expiration Date” means the tenth (10th) anniversary of the Effective Date.
     1.15 “Intellectual Property Rights” means Patents, Know-How, copyrights, trademarks and all other forms of intellectual and industrial property throughout the world.
     1.16 “Joint Products” means the Fault Tolerant Systems developed pursuant to the Development Program and described in a Development Plan hereunder, together with any Enhancements thereto developed pursuant to a Development Plan and any Derivative Products included as Joint Products pursuant to Section 3.4. In case a Joint Product is

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embedded in other computer systems that are not a Fault Tolerant System, such as an NEC blade server, only the embedded Joint Product shall be within the scope of this Agreement. Such non Fault Tolerant computer systems (other than the embedded Joint Product) may also be sold to the other party at mutually agreed prices and terms.
     1.17 “Joint Product Roadmap” shall have the meaning set forth in Section 3.4.
     1.18 “Know-How” means proprietary know-how, trade secrets and all other confidential business or technical information.
     1.19 “Licensable” means the extent to which Intellectual Property Rights owned by a Third Party may be licensed by a party hereunder without obtaining the consent of such Third Party and without giving rise to any obligation to pay any royalty, license fee or other amount which the other party has not agreed in advance to reimburse pursuant to Section 12.2.
     1.20 “Manufacturing Information” means all Know-How that is reasonably required to enable a party or its contractor(s) to manufacture a product whether a Joint Product or a Derivative Product, including the hardware design, design drawings, schematics, board layouts, manuals, instructions, parts and vendors lists, bills of materials, training materials, diagnostic and testing information, materials data sheets, safety data and standards, packaging information and all other information relating to the manufacture, assembly and testing of such products.
     1.21 “Material Breach” means a material failure of a party to comply with a material term or condition of this Agreement, which failure remains uncured [sixty (60)] days following written notice of such failure by the other party or, if such failure is not susceptible of cure, has not been addressed by a remedial plan that is likely, in the reasonable opinion of the other party, to prevent such a failure from recurring and which provides adequate redress to such other party for any damages arising from such failure.
     1.22 “NEC Background Patents” means all Patents that (a) have an effective filing date prior to the Effective Date, (b) are owned or Licensable by NEC or any Affiliate, and (c) are the claims of which cover one or more features of Fault Tolerant Systems or their use.
     1.23 “NEC Background Know-How” means all Know-How related to Fault Tolerant Systems, that (a) is owned or Licensable by NEC or any Affiliate, and (b) was disclosed by them to Stratus or an Affiliate prior to the Effective Date, whether under the Prior Collaboration Agreement or otherwise, including but not limited to Know-How that is contained in the form of computer programs.. For the purpose of this definition Know-How includes computer programs..
     1.24 “NEC Core Software” means the software that is incorporated in to or a part of the existing NEC “Gemini” computer system.

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     1.25 “NEC Hardware Technology” means that current and future hardware technology (including firmware) developed or specified by NEC for use in the Joint Products as generally described in Exhibit A and to be specified in detail in the Development Plans, including without limitation all Technology related to NEC’s “Gemini” product development activities, and any NEC Independent Derivative Products.
     1.26 “NEC Foreground Know-How” means all Know-How that (a) is owned by NEC or any Affiliate, and (b) is disclosed by them to Stratus or an Affiliate during the Term and relating to the Development Program.
     1.27 “NEC Foreground Patents” means all Patents having an effective filing date on or after to the Effective Date that are owned or Licensable by NEC or any Affiliate and the claims of which cover one or more features of the Joint Products, Derivative Products, Enhancements or any other Fault Tolerant Systems or their respective use.
     1.28 “NEC Licensed Software” means the NEC Core Software, NEC Value-Added Products and Design Objects, provided to Stratus pursuant to Section 4.5, and all Enhancements to the foregoing.
     1.29 “NEC Licensed Technology” means the NEC Licensed Software, the NEC Hardware Technology and any Enhancements made by NEC to the Stratus Licensed Technology.
     1.30 “Patents” means patents, utility models, design patents, design registrations, certificates of invention and other governmental grants for the protection of inventions or industrial designs anywhere in the world and all reissues, renewals, counterparts, re-examinations, continuations, continuations-in-part, divisionals, substitutions and extensions of any of the foregoing, any applications for any of the foregoing, and any patents or registrations which may issue on any such applications and any similar, corresponding or equivalent rights to any of the foregoing any where in the world.
     1.31 “Person” means any person or entity, whether an individual, corporation, partnership, limited partnership, limited liability company, trust, foundation, unincorporated organization, business association, firm, joint venture or other legal entity.
     1.32 “Personnel” means any employee, contractor, consultant or agent of a party.
     1.33 “Prior Collaboration Agreement” has the meaning set forth in the Recitals hereto.
     1.34 “Project Document” shall have the meaning set forth in Section 3.2.
     1.35 “Specifications” means the written specifications, including but not limited to functional and performance specifications, for all or any portion or component of a Joint Product as agreed by the parties, either in this Agreement or any amendment hereto, or in a separate writing signed and dated by the parties.

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     1.36 “Stratus Background Patents” means all Patents that (a) have an effective filing date prior to the Effective Date, (b) are owned or Licensable by Stratus or any Affiliate, and (c) are the claims of which cover one or more features of Fault Tolerant Systems or their use.
     1.37 “Stratus Background Know-How” means all Know-How related to Fault Tolerant Systems, that (a) is owned or Licensable by Stratus or any Affiliate, and (b) was disclosed by them to NEC or an Affiliate prior to the Effective Date, whether under the Prior Collaboration Agreement or otherwise. For the purpose of this definition Know-How includes computer programs..
     1.38 “Stratus Core Software” means that core software (including relevant Third Party Software) developed or specified by Stratus for use with the Joint Products as generally described in Exhibit C and to be specified in detail in the Development Plans.
     1.39 “Stratus Foreground Know-How” means all Know-How that (a) is owned by Stratus or any Affiliate, and (b) is disclosed by them to NEC or an Affiliate during the Term and relating to the Development Program.
     1.40 “Stratus Foreground Patents” means all Patents having an effective filing date on or after to the Effective Date that are owned or Licensable by Stratus or any Affiliate and the claims of which cover one or more features of the Joint Products, Derivative Products, Enhancements, and any other Fault Tolerant Systems or their respective use.
     1.41 “Stratus Licensed Software” means the Stratus Core Software, Value Added Products and Design Objects provided to NEC pursuant to Section 4.5, and all Enhancements to the foregoing.
     1.42 “Stratus Licensed Technology” means the Stratus Licensed Software and any Enhancements made by Stratus to the NEC Licensed Technology.
     1.43 “Supply Agreement” means that Product Supply Agreement between the parties of even date herewith, as it may be amended in accordance with its terms from time to time.
     1.44 “Technology” means software, hardware, designs, layouts, inventions, processes, methods and other technology however embodied.
     1.45 “Third Party” means a Person other than a party or its Affiliates.
     1.46 “Third Party Software” means software that incorporates Intellectual Property Rights owned by a third party.
     1.47 “Value-Add Products” shall have the meaning set forth in Section 4.5.

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     Section 2. Agreement Term
     Unless earlier terminated pursuant to Section 23, the term of this Agreement (“Term”) shall commence on the Effective Date and end on the Initial Term Expiration, and shall automatically renew on an annual basis on each subsequent anniversary of the Effective Date unless a written notice of termination is given by either party to the other party not less than one hundred and eighty (180) days prior to the such anniversary of the Effective Date.
     Section 3. Conduct of Development Program
     3.1 General. During the Term, the parties will undertake a comprehensive joint development program for the development and commercialization of Joint Products, wherein Stratus will be primarily responsible for the development of the Stratus Core Software and NEC will be primarily responsible for the development of the NEC Hardware Technology, each for use solely in the Joint Products and certain Derivative Products, as described more fully in this Agreement (the “Development Program”). Exhibit C hereto defines the overall roles of the parties in the Development Program. Stratus agrees that all Joint Products sold, leased or distributed by Stratus or its Affiliates shall use the NEC Hardware Technology exclusively to perform the functions that the NEC Hardware Technology is designed to perform, and Stratus and its Affiliates shall not install, include or bundle any other hardware capable of performing such functions with the Joint Products, or encourage the use or installation of any such other hardware in connection with the Joint Products.
     3.2 Development Project Phases. The development of each Joint Product will proceed in four phases: Concept Phase, Definition Phase, Development Phase and Verification Phase. The specific activities to be conducted as part of each of these phases is described in Exhibit B. As part of each phase, the parties will agree on certain specifications and requirements for the Joint Products, the specific roles and responsibilities of the parties in each such phase, and the other matters described in Exhibit B. In particular, for each Joint Product a written “Development Plan” will be developed and agreed by the parties as part of each Development Phase. Such Development Plan will contain and define appropriate development tasks and activities, life cycle, schedule, Specifications, performance requirements, approval and testing procedures, expected upgrades, deliverables and Development Milestones. Once agreed, the Development Plan will be signed and dated by each party. Each document, including each Development Plan, produced and agreed upon by the parties as part of the Development Program (a “Project Document”) shall be considered to be incorporated into and to form a part of this Agreement; provided, however, that in the event of any discrepancy or inconsistency between the terms of this Agreement and any Project Document, the terms of this Agreement shall control
     3.3 Quality Assurance and Verification. Prior to the announcement or release of any specific Joint Product, the parties shall undertake the quality assurance and verification measures described in Exhibit I and must agree that all applicable quality assurance and verification criteria have been satisfied with respect to such Joint Product. The date on which the parties agree in writing that a Joint Product is accepted and suitable for commercial

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release shall be termed the “Commercial Readiness Date” for such Joint Product. Except as set forth in Sections 4.1 and 16.1, neither party shall announce, offer, market, promote, sell, or lease any Joint Product prior to the Commercial Readiness Date, without the other party’s prior approval, such approval not to be unreasonably withheld or delayed. However, the foregoing shall not restrict a party from disclosing, prior to the Commercial Readiness Date, and under terms of confidentiality, the Joint Product Road Map, Joint Products and any proposed Individual Derivative Products to current and prospective customers, vendors, consultants, advisors, investors, as they deem appropriate in their sole discretion.
     3.4 Joint Product Roadmap and Derivative Products.
          a. Attached hereto as Exhibit D is an initial high-level “roadmap” describing the parties’ minimum requirements for evolution of the Joint Products over the Term (the “Joint Product Roadmap”). The parties shall prepare a detailed Joint Product Roadmap consistent with such minimum Joint Product Roadmap requirements and each such detailed Joint Product Roadmap, once signed and dated by both parties hereto, shall become a part of this Agreement and appended to Exhibit D hereto. The parties shall, review the detailed Joint Product Roadmap at each quarterly Status Meeting and make any mutually- agreed revisions to reflect the availability of new or improved technologies, new features or functionality requested by customers and the overall competitive and market landscape. The Joint Product Roadmap will also address the expected end of life (“EOL”) for each Joint Product.
          b. In the event that either party desires or plans to develop or have developed a Derivative Product, it will first provide to the other party on a confidential basis, a detailed written description of the proposed Derivative Product, including (to the extent available) its anticipated performance, features, interoperability and functionality, estimated cost of development, testing and manufacture, estimated development timeline, anticipated market demand, anticipated development challenges and obstacles (including technical and intellectual property) and the means by which the Derivative Product is expected to fit into the overall Joint Product Roadmap (the “Derivative Proposal”). The Derivative Proposal will be provided to the other party in a time frame that consistent with the completion of the Concept Phase for a Joint Product.
          c. The receiving party shall have a period of sixty (60) days (the “Derivative Consideration Period”) to consider and evaluate each Derivative Proposal, during which time the proposing party shall answer all reasonable inquiries posed by the receiving party with respect thereto. During the Derivative Consideration Period, the receiving party shall have the right to propose reasonable changes to the Derivative Proposal, which shall be considered by the proposing party in good faith.
          d. Upon written notice given by the receiving party to the proposing party at any time during the Derivative Consideration Period, the Derivative Proposal shall be added to the Joint Product Roadmap and the associated Derivative Product shall be deemed a Joint Product for all purposes hereunder. If a Derivative Product is not included as a Joint

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Product pursuant to this Section 3.4, then it shall be termed an “Independent Derivative Product” and the proposing party shall have the right to develop, manufacture and sell such Independent Derivative Product independently of the collaboration established hereby, subject to the other party’s right to purchase such Independent Derivative Product from the proposing party under the Supply Agreement.
     3.5 Cooperation and Technology Transfer. Throughout the Term, the parties shall cooperate in the execution of the Development Program and their respective obligations thereunder. In furtherance of this cooperation, each party shall provide or make available to the other all Technology that is licensed pursuant to the terms hereof, including without limitation the NEC Hardware Technology, NEC Licensed Software, and Stratus Licensed Software and all Enhancements thereto. Such Technology transfer shall commence as soon as possible following the Effective Date and shall continue throughout the term. Such Technology shall be provided, at no charge, in the form in which it is most commonly used by the licensor party (either electronic or digital files, or hard copy), but in any event in a form that is readily understandable and useable by engineers skilled in the development of fault tolerant computer systems. If the other party requests another reasonable format and the providing party agrees, any associated reasonable costs and expenses for providing such Technology in such other format shall be paid promptly to the providing party. In addition, each party shall make its Personnel reasonably available to explain and instruct the other party’s Personnel with respect thereto, with a goal of enabling such other party’s Personnel to make the most effective use thereof possible so as to facilitate the development and deployment of the Joint Products.
     3.6 Project Management.
          a. Each party shall designate a “Project Manager” to act as its primary representative with respect to matters relating to the Collaboration. The initial Project Managers designated by the parties are set forth below. A party shall have the right to change its Project Manager upon written notice to each other party. Each party represents that its Project Manager has the authority to bind such party contractually and to represent such party’s interests with respect to the Development Program.

Stratus Project Manager:

NEC Project Manager:

          b. The Project Managers shall meet in person or by telephone at mutually-agreed times (“Status Meetings”) no less frequently than once per calendar quarter to assess the success of and prospects for the Development Program and to discuss any other material issues relating to the Development Program. A reasonable number of other representatives of each Party may also attend such Status Meetings. The parties may invite one or more third parties to join the Status Meeting if mutually agreed upon by both parties.

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At least one such Status Meeting during each calendar year shall be held in person. The location of in-person Status Meetings shall alternate between Japan and the United States. Each party shall use its best efforts to ensure that its Project Manager and other representatives attend each Status Meeting. After each meeting, the Project Managers shall prepare a joint report for the senior management of both parties reviewing the status of the Development Program and the Joint Product Roadmap. The Project Manager of a party shall have the right to authorize any other employee of said party to act on his or her behalf with respect to any action, decision or other matter he or she is authorized or empowered to take. Any such delegated authorization shall be communicated in writing to the other party.
     3.7 Performance under Development Plans. Each party shall use its best efforts to perform its obligations under each Development Plan within the timeframe specified therefor, and to meet all Development Milestones by the dates set forth in the Development Plan. It is acknowledged that time shall be of the essence in the performance of all obligations under the Development Plans.
     3.8 Development Platforms and Tools.
          a. NEC will sell Development Platforms to Stratus under the Supply Agreement.
          b. NEC shall provide to Stratus, at no charge, electronic copies of hardware design objects (“Design Objects”) and the NEC Licensed Software that are useful to facilitate Stratus’s design and development of the Stratus Core Software, speed debug of problems, design and develop Derivative Products, manufacture Joint Products, provide product support and sustaining service, and otherwise to carry out activities under this Agreement. Examples of such Design Objects are set forth in Exhibit J. Design Objects which are required only for the manufacture of Joint Products or Derivative Products are available only if mutually agreed and such objectives are designated as manufacturing Design Objects in Exhibit J. Design Objects and NEC Licensed Software shall be provided by NEC no later than two (2) weeks following Stratus’s request therefor. In addition, NEC shall provide to Stratus each revision that it makes to any Design Object and Licensed Software previously provided to Stratus within seven (7) days following its development. Stratus acknowledges that Design Objects provided by NEC hereunder shall constitute Confidential Information of NEC subject to the provisions of Section 18.
          c. Stratus shall provide to NEC, at no charge electronic copies of Design Objects that are useful to facilitate NEC’s design and development of the NEC Hardware Technology, speed debug of problems, design and develop Derivative Products, manufacture Joint Products, provide product support and sustaining service, and otherwise to carry out NEC’s activities under this Agreement. Examples of such Design Objects are set forth in Exhibit J. Design Objects shall be provided by Stratus no later than two (2) weeks following NEC’s request therefore. In addition, Stratus shall provide to NEC each revision that it makes to any Design Objects previously provided to NEC within seven (7) days following its

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development. NEC acknowledges that Design Objects provided by Stratus hereunder shall constitute Confidential Information of Stratus subject to the provisions of Section 18.
     Section 4. Commercial Deployment
     4.1 Beta Programs. The parties agree, as part of a Development Plan and the Joint Product Roadmap, that each of them shall have the right to release certain Joint Products in pre-commercial “beta” form to certain of their respective customers prior to General Commercial Release thereof. The parties shall agree in writing on the number of beta units to be released, and types of customer feedback sought. All customer feedback relating to the Joint Products generated from beta programs shall be the joint property of both parties, and each party shall promptly disclose any such customer feedback that it or its Affiliates receives to the other.
     4.2 Software Delivery/Installation. Stratus shall supply NEC with master copies of all Stratus Core Software in source code and object code forms, that has been tested and approved by the parties for release with the Joint Products. Stratus shall supply such Stratus Core Software in a form that is suitable for reproduction and installation on Joint Product hardware. NEC, at its cost, shall be responsible for installing all Stratus Core Software on the Joint Product hardware prior to shipment from NEC’s production facility. NEC’s license with respect to such Stratus Core Software is set forth in Section 10.1 below.
     4.3 Supply of Products. During the Term Stratus has the right to buy all Joint Products and NEC Independent Derivative Products, and components and spare parts therefore, to Stratus pursuant to the Supply Agreement. If requested by Stratus, NEC further agrees to provide Stratus with a proposal to make and sell to Stratus, Stratus Independent Derivative Products under the Supply Agreement.
     4.4 Independent Sales by Parties. Subject to license terms and conditions and any other requirements as may be set forth in this Agreement, each party shall be free, in its sole and absolute discretion, to market, sell, lease, loan, rent or otherwise dispose of Joint Products and Independent Derivative Products that it manufactures or purchases, itself or through any distribution channel, at prices determined in its sole and absolute discretion. Nothing in this Agreement shall require or permit any party to share or disclose information regarding its pricing of Joint Products or Independent Derivative Products.
     4.5 Value-Add Products Development. In addition to development of the Stratus Core Software and the NEC Hardware Technology pursuant to the Development Plans, Stratus and NEC shall be free, in their sole discretion and at their respective expense, to develop additional software and or hardware that may operate on or in conjunction with the Joint Products and Enhancements, including, by way of example, rapid disk resynch and active upgrade software (“Value-Add Products”). Neither party shall have any obligation to develop Value-Add Products hereunder. However, if a party does elect to undertake such development of Value-Add Products which operates on Fault Tolerant Systems, but does not operate on any other server (“Value-Add Products for FT”), it shall notify the other party at

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least [three (3)] months prior to the commercial release of such Value-Add Products for FT, and shall negotiate in good faith with the other party regarding the sale and/or licensing of such Value-Add Products for FT for inclusion with Joint Products and/or Derivative Products sold and distributed by such other party.
     4.6 Strategic Suppliers. Stratus and NEC shall cooperate to arrange meetings periodically, but no less frequently than twice per year, with strategic suppliers of components and Third Party Software for the Joint Products. Each party will use its best efforts to ensure that its Project Manager, or his/her designee attends each such meeting. Prior to such meeting, certain non-disclosure agreement among Stratus, NEC and the supplier shall be executed. The purpose of such meetings shall be to review supplier roadmaps and joint marketing programs so as best to position the Joint Products for future development and evolution in accordance with the Joint Product Roadmap, and to adjust the Joint Product Roadmap to take into account market and similar factors.
     Section 5. Manufacturing By Stratus
     5.1 Manufacturing Information. In the event that Stratus notifies NEC at a Status Meeting during the Term that Stratus desires (either itself or through one or more third party manufacturers) to manufacture one or more Joint Products (a “Manufacturing Notice”), NEC shall provide to Stratus, no later than twenty (20) days following Stratus’s notice, all Manufacturing Information relating to such Joint Products. Such Manufacturing Information shall be provided in the form in which it is most commonly used by NEC (either electronic or digital files, or hard copy), unless Stratus requests another reasonable format, but in any event in a form that is readily understandable and useable by personnel skilled in the manufacture of fault tolerant computer systems. If the other party requests another reasonable format and the providing party agrees, any associated reasonable costs and expenses for providing such Manufacturing Information in such other format shall be paid promptly to the providing party.
     5.2 Knowledge Transfer. Following any Manufacturing Notice, NEC shall ensure that its Personnel having technical knowledge regarding the manufacture, assembly and testing of the Joint Products shall transfer and convey such knowledge as effectively, completely and efficiently as possible to those Stratus Personnel designated by Stratus. Beginning no later than [ten (10)] days following receipt of a Manufacturing Notice from Stratus, NEC shall give Stratus Personnel access to all NEC and contractor manufacturing, assembly, testing and warehousing facilities relevant to the Joint Products. Such Stratus Personnel shall be permitted to observe NEC’s and its contractors’ full range of activities relating to the manufacture, assembly and testing of the Joint Products. NEC shall permit such Stratus Personnel to work side-by-side with its own Personnel involved in the manufacture, assembly and testing of the Joint Products. If requested by Stratus NEC shall also conduct training classes for Stratus Personnel regarding the manufacture of the Joint Products. The content, timing, location, cost and other details of such training shall be mutually agreed.

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     5.3 Vendor Relationships.
          a. Following any Manufacturing Notice, NEC shall use its best efforts to ensure that its third party vendors of hardware components for the Joint Products agree to supply such components to Stratus on the same terms and conditions (including pricing) as they are supplied to NEC. Upon Stratus’s request, NEC agrees that Stratus may purchase such components from NEC under the Supply Agreement. In such event, unless prohibited under the contract with such vendors, NEC shall order the components from such vendors on Stratus’s behalf and purchase price for such components shall be the Actual Manufacturing Cost as defined in the Supply Agreement.
          b. NEC will authorize any vendor designated by Stratus to use NEC-owned tooling located at such vendor’s facility to make components for purchase by Stratus and Stratus shall pay a pro-rata share of any non recurring engineering charges for such NEC-owned tooling that has not been fully amortized.
          c. Stratus and its Affiliates shall have the right to source the manufacture of Joint Products and/or components thereof from the third party manufacturers used by NEC. NEC will request such suppliers to provide the same pricing and terms to Stratus or its Affiliates.
     5.4 Charges. NEC and Stratus shall agree on the reasonable costs incurred by NEC in providing the Manufacturing Information and conducting the Knowledge Transfer and the payment terms therefore. Such costs shall be limited to the actual and reasonable material costs for the preparation, reproduction and delivery of the Manufacturing Information and any travel and lodging expenses incurred by NEC in conducting the Knowledge Transfer. Except as described above there shall be no fees, royalties, or other payments due or owing to NEC with respect to Stratus’s exercise of its right to manufacture the Products.
     Section 6. Support and Enhancements
     6.1 Disclosure of Enhancements. It is the intention of the parties that they shall share and jointly benefit from Enhancements to the Joint Products that each of them may develop during the Term. Accordingly, in the event that NEC or its Affiliates develops or conceives of any Enhancement to any Stratus Licensed Technology during the Term, NEC shall promptly disclose such Enhancement to Stratus, and in the event that Stratus or its Affiliates develops or conceives of any Enhancement to any NEC Licensed Technology during the Term, Stratus shall promptly disclose such Enhancement to NEC. Disclosures of all Enhancements will be made in a manner and format most likely to enable the receiving party to understand and utilize such Enhancement as rapidly as possible.
     6.2 Software Support. Stratus shall correct, update and enhance the Stratus Core Software in the manner described in Exhibit E and shall disclose and provide all resulting Enhancements to NEC in accordance with Section 6.1 above.

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     6.3 Hardware Support. NEC shall correct, update and enhance the NEC Hardware Technology in the manner described in Exhibit F and shall disclose and provide all resulting Enhancements to Stratus in accordance with Section 6.1 above.
     6.4 Change Management. The parties agree to comply with the change management procedures set forth in Exhibit K with respect to all Enhancements and other changes that are proposed to the Joint Products or any components thereof.
     Section 7. License and Ownership of Background Patents and Know-How
     7.1 Stratus Background Patents and Know-How. Stratus hereby grants to NEC a nonexclusive, royalty-free, paid-up, worldwide, non-transferable, license under the Stratus Background Patents and Stratus Background Know-How (without the right to sublicense except as provided under Section 11) to make, have made, use, sell, offer for sale and import (directly and through its distribution channels) Joint Products, Enhancements, Derivative Products and Gemini.
     7.2 NEC Background Patents and Know-How. NEC hereby grants to Stratus a nonexclusive, royalty-free, paid-up, worldwide, non-transferable, license under the NEC Background Patents and NEC Background Know-How (without the right to sublicense except as provided under Section 11) to make, have made, use, sell, offer for sale and import (directly and through its distribution channels) Joint Products, Enhancements, Derivative Products and Gemini.
     7.3 Ownership. Nothing in this Agreement shall affect either party’s ownership of any Background Patents or Background Know-How, and each party shall retain all of its right, title and interest in and to such, Background Patents and Background Know-How, whether or not included in or covering Joint Products, Derivative Products, or Gemini
     Section 8. Ownership of Foreground Technology
     8.1 Solely-Developed Technology. Each party shall own all Technology (including Enhancements) developed, created or reduced to practice solely by its Personnel during the Term and all Intellectual Property Rights therein.
     8.2 Jointly-Developed Technology.
          a. Any Technology that is jointly developed by the parties as part of the Development Program (“Jointly-Developed Technology”), and all Intellectual Property Rights therein, shall be owned jointly by the parties, in undivided, equal shares, without any duty of accounting or royalty. Each party shall be free to exploit the Jointly-Developed Technology in any manner.
          b. The parties shall be required to mutually agree on the filing of any patent applications covering Jointly-Developed Technology prior to filing, and neither party shall make any such application or filing without the other party’s prior written consent.

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          c. Either party shall be free to license the Jointly-Developed Technology and all Intellectual Property Rights therein, to any third party without the consent of, or notice to, the other party, and each party hereby expressly consents to such licenses.
     Section 9. Foreground Patent and Know-How Licenses
     9.1 Stratus Foreground Patents and Know-How. Stratus hereby grants to NEC a nonexclusive, royalty-free, paid-up, worldwide, non-transferable, license under the Stratus Foreground Patents and Stratus Foreground Know-How (without the right to sublicense except as provided under Section 11) to make, have made, use, sell, offer for sale and import (directly and through its distribution channels) Joint Products, Enhancements, NEC Derivative Products and Gemini.
     9.2 NEC Foreground Patents and Know-How. NEC hereby grants to Stratus a nonexclusive, royalty-free, paid-up, worldwide, non-transferable, license under the NEC Foreground Patents and NEC Foreground Know-How (without the right to sublicense except as provided under Section 11) to make, have made, use, sell, offer for sale and import (directly and through its distribution channels) Joint Products, Enhancements, Stratus Derivative Products and Gemini.
     Section 10. Software Licenses
     10.1 Stratus Licensed Software. Stratus hereby grants to NEC a nonexclusive, royalty-free, paid-up, worldwide, non-transferable, non-exclusive, license (without the right to sublicense except as provided under Sections 11 and 10.4) under all Intellectual Property Rights of Stratus:
          a. to use, reproduce and modify the Stratus Licensed Software in source code and object code forms for the purposes of (i) designing, developing and testing hardware and software components of the Joint Products and NEC Independent Derivative Products and (ii) providing support and maintenance services for Joint Products and NEC Independent Derivative Products sold to end users;
          b. to reproduce and install the Stratus Licensed Software in object code form on Joint Products and NEC Independent Derivative Products;
          c. to distribute the Stratus Licensed Software in object code form to end user customers of Joint Products and NEC Independent Derivative Products , solely as embedded or installed on or bundled together with the Joint Products and NEC Independent Derivative Products, and not on a stand-alone basis, and
          d. to sublicense the use of the Stratus Licensed Software in object code form to end user customers of Joint Products and NEC Independent Derivative Products, solely as embedded or installed on or bundled together with the Joint Products and NEC Independent Derivative Products, and not on a stand-alone basis, pursuant to the provisions

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of Section 10.2 below. Notwithstanding the foregoing, NEC shall have the right to sublicense and distribute Enhancements such as but not limited to patches, fixes, updates, revisions and new versions of the Stratus Licensed Software to end user customers of Joint Products and NEC Independent Derivative Products.
     10.2 Use of Stratus Core Software. NEC agrees that all Joint Products sold, leased or distributed by NEC or its Affiliates shall use the Stratus Core Software exclusively to perform the functions that the Stratus Core Software is designed to perform, and NEC and its Affiliates shall not install, include or bundle any other software capable of performing such functions with the Joint Products, or encourage the use or installation of any such other software in connection with the Joint Products.
     10.3 NEC Licensed Software. NEC hereby grants to Stratus a nonexclusive, royalty-free, paid-up, worldwide, non-transferable, non-exclusive, license (without the right to sublicense except as provided under Section 11 and 10.4) under all Intellectual Property Rights of NEC:
          a. to use, reproduce and modify the NEC Licensed Software in source code and object code forms for the purposes of (i) designing, developing and testing hardware and software components of the Joint Products and Stratus Independent Derivative Products (ii) providing support and maintenance services for Joint Products and Stratus Independent Derivative Products sold to end users;
          b. to reproduce and install the NEC Licensed Software in object code form on Joint Products and Stratus Independent Derivative Products; and
          c. to distribute the NEC Licensed Software in object code form to end user customers of Joint Products and Stratus Independent Derivative Products, solely as embedded or installed on or bundled together with the Joint Products and Stratus Independent Derivative Products, and not on a stand-alone basis, and
          d. to sublicense the use of the NEC Licensed Software in object code form to end user customers of Joint Products and Stratus Independent Derivative Products, solely as embedded or installed on or bundled together with the Joint Products and Stratus Independent Derivative Products, and not on a stand-alone basis. Notwithstanding the foregoing, Stratus shall have the right to sublicense and distribute Enhancements such as but not limited to patches, fixes, updates, revisions and new versions of the NEC Licensed Software to end user customers of Joint Products and Stratus Independent Derivative Products.
     10.4 End User Sublicenses. Each party shall ensure that each end user to whom the other party’s software is provided receives and affirmatively assents to a legally binding end user license agreement (“EULA”) at or prior to the time of receipt of such software. Such EULA must be as protective as that used by the distributing party for licensing its own software of similar nature and which must include, at least, the minimum EULA terms

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contained in Exhibit G. Should the owner of the Intellectual Property Rights in the relevant software seek to directly enforce the terms of any such sublicense, the sublicensing party shall, at the expense of the requesting party, take such action and provide the owner such assistance, cooperation, and documentation as the owner of the Intellectual Property Rights may reasonably request.
     10.5 Protection of Source Code. During the Term each party shall have the right to make a reasonable number of copies of any source code provided to it hereunder as necessary in its exercise of the rights granted hereunder. All such copies shall include the software owner’s proprietary and/or copyright notices that are included in the master copies. Such source code shall be stored and used only at the location(s) specified for each party in Exhibit H (“Licensed Site(s)”). If a party wishes to add or change a Licensed Site, it must notify the other party and obtain such other party’s prior written permission. Such other party shall not unreasonably withhold or delay such permission. Each party acknowledges that the other party’s source code, Enhancements thereof and other modifications thereto are Confidential Information of the owning party and shall be subject to the conditions and restrictions set forth in Section 18 of this Agreement.
     Section 11. Sublicensing
     11.1 General Prohibition. Except as expressly provided in this Agreement, neither Stratus nor NEC, nor their respective Affiliates, shall have the right to sublicense any rights granted to it by the other party for any purpose without the prior written consent of the licensing party on each occasion.
     11.2 Affiliates. Notwithstanding the foregoing, each party may grant sublicenses of the rights granted to it hereunder to any Affiliates within the scope of its license hereunder (with no right to grant further sublicenses). All sublicenses granted pursuant to this Agreement to a particular Affiliate of a party shall terminate on the date that the Affiliate ceases to be an Affiliate of such party.
     Section 12. Third Party Rights
     12.1 Third Party Software. The Stratus Licensed Software and/or NEC Licensed Software may include or depend upon Third Party Software as specified in the relevant Development Plan. The licenses contemplated hereunder as to any such Third Party Software are subject to any licenses, consents, terms and conditions or fees as may be required or imposed by the Third Party owners. Both parties shall use commercially reasonable efforts to secure such licenses and/or consents for the other party and its Affiliates and/or to assist the other party and its Affiliates, in obtaining such licenses and consents. The parties shall set forth their overall approach to obtaining licenses for necessary Third Party Software in the Development Plan.
     12.2 Licensable Third Party Rights. To the extent Intellectual Property Rights owned by a Third Party would be considered Licensable as defined in Section 1.20 and would

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be subject to a license granted hereunder, except that the Party with the right to license such Intellectual Property Rights would be required to pay a royalty, license fee or other amount to any Third Party, such party shall, within a reasonable period after becoming aware of such obligation, notify the other party of such obligation and, in the event such other party agrees within ten (10) days of receiving such notice to reimburse such royalty, license fee or other amount, such Intellectual Property Right shall be considered Licensable. Exhibit L lists all the third party software included in the Stratus and/or NEC Licensed Software and any applicable third party royalty fees. Exhibit L shall be updated from time to time to reflect the then current status of third party software that is part of a party’s Licensed Software.
     Section 13. No Other Licenses
     No license, either express or implied, is granted by either party hereunder with respect to such party’s Technology or Intellectual Property Rights, including without limitation any Confidential Information, except as specifically stated herein. All rights not expressly granted herein are reserved exclusively to owning party and/or the owner of the Intellectual Property Rights in its Technology.
     Section 14. Subcontracting
     Each party shall have the right to subcontract or delegate the performance of any of its duties, tasks, responsibilities or obligations under this Agreement to any third party (a “Subcontractor”) without the prior written consent of the other party.. The party engaging such Subcontractor shall remain fully liable to the other party for the performance of its duties, tasks, responsibilities or obligations under this Agreement, notwithstanding any non-performance by its Subcontractors. The party engaging a Subcontractor shall ensure that the Subcontractor executes a written agreement imposing restrictions as to the protection of the other party’s Confidential Information and Intellectual Property Rights consistent with the terms of this Agreement.
     Section 15. Prior Collaboration Agreement
     15.1 No Effect on Agreement. The parties agree that this Agreement shall not terminate or otherwise affect their respective obligations under the Prior Collaboration Agreement, which shall remain in force in accordance with its terms. The royalties and other payments required pursuant to the Prior Development Agreement shall not be affected by this Agreement, provided, however, that it is acknowledged that no such royalties or payments shall be due under the Prior Development Agreement with respect to the Gemini product, any Joint Product, or any Independent Derivative Product that is governed by this Agreement.
     15.2 Acknowledgement and Covenant. Each party hereby agrees and acknowledges that, as of the Effective Date, the other party is in full compliance with its obligations under the Prior Collaboration Agreement. Each party, on behalf of itself and each of its Affiliates, hereby covenants and agrees that it shall not, directly or indirectly, bring or threaten any legal or equitable claim, action, suit or litigation against the other party or its

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Affiliates in respect of any actual or alleged breach of the Prior Collaboration Agreement occurring prior to the Effective Date.
     Section 16. Marketing Activities
     16.1 Product Announcements. With respect to each Joint Product, the Parties shall jointly agree on the Commercial Readiness Date of such Joint Product. Neither party shall announce a date for the General Release and/or availability a Joint Product or begin shipments of a Joint Product to the market place or any customer generally prior to the Commercial Readiness Date without the prior approval of the other party which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the parties acknowledge that Joint Product announcements are not required hereunder, and that, subject to the foregoing requirements, actual announcement dates and customer shipment dates may differ between the parties. The parties further agree that nothing herein shall restrict the parties from making beta shipments of Joint Products or from otherwise shipping Joint Products prior to the Commercial Readiness Date for testing, evaluation, training and development and similar purposes in accordance with the terms of Section 4.1 above
     16.2 Marketing Statements. Each party shall advise its sales force (including its Affiliates and third party resellers, distributors and sales agents) to represent the Joint Products as being the result of a joint development effort with the other party. Each party shall instruct its direct sales force (excluding third party resellers, distributors and sales agents) and its other employees not disparage or attempt to belittle or tarnish the reputation of the other party or its Affiliates in the marketplace in any manner, directly or indirectly. In the event a party becomes aware of or is notified by the other party of any non-compliance with this Section 16.2, said party shall promptly take appropriate steps to correct any such non-compliance.
     Section 17. Trademarks and Branding
     17.1 Stratus Trademarks. Stratus hereby grants NEC a limited, non-exclusive, non-transferable license to reproduce the Stratus trademarks and logos specifically identified to NEC by Stratus in writing on Joint Products sold by NEC to Stratus pursuant to the Supply Agreement, and for no other purpose whatsoever. NEC shall utilize bezels and other devices for imprinting and applying such Stratus trademarks and logos to such Joint Products as are approved in advance by Stratus in writing. All such Stratus trademarks and logos shall be applied in locations and using colors and materials approved by Stratus in advance. Stratus may suspend or terminate the foregoing license at any time upon written notice to NEC. Unless otherwise expressly agreed no Stratus trademarks or logos shall be required to be used on Joint Products and NEC Independent Derivative Products sold by NEC or with respect to NEC’ marketing or promotional activities for such products.
     17.2 NEC Trademarks. NEC hereby grants Stratus a limited, non-exclusive, non-transferable license to reproduce the NEC trademarks and logos specifically identified to Stratus by NEC in writing on the “splash screen” and other display screens of the Stratus

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Licensed Software provided to NEC in the manner requested by NEC, and for no other purpose whatsoever. Stratus shall utilize image files provided by NEC and apply such trademarks and logos in locations and using colors and materials as instructed by NEC. NEC may suspend or terminate the foregoing license at any time upon written notice to Stratus. Unless otherwise expressly agreed no NEC trademarks or logos shall be required to be used on Joint Products and Stratus Independent Derivative Products sold by Stratus or with respect to Stratus’ marketing or promotional activities for such products.
     Section 18. Confidentiality/Non Disclosure Provisions
     18.1 “Confidential Information” means any and all data and other information of a party or its Affiliates, or their respective customers, vendors, licensors, or other third parties (i) which is disclosed by a party, as the case may be (“Discloser”) to the other party (“Recipient”) in written or other tangible form and clearly marked as “Confidential”, or (ii) which is disclosed orally or visually and designated as confidential at the time of the oral or visual disclosure and, further, within thirty (30) days after the oral or visual disclosure the summary of which is furnished to Recipient in writing clearly marked as “Confidential.” The parties also acknowledge and agree that during the course of their activities under this Agreement their respective employees, agents and subcontractors may gain access to information of the other party and/or of said other party’s current and prospective customers, vendors, and supplier that by its nature or kind would be considered by a reasonable person to be trade secret or confidential information. Accordingly the parties agree that such information shall also be deemed Confidential Information hereunder and subject to the terms and conditions of this Section 18.
     18.2 Recipient shall use Discloser’s Confidential Information solely for the purposes contemplated under this Agreement (hereinafter referred to as “Purpose”). Recipient shall make no other use of Discloser’s Confidential Information without Discloser’s prior written approval in each instance. Stratus and NEC agree that when their Personnel are on the premises of the other party, and they desire to move outside such premises, physically or electronically, any Confidential Information of the other party, they must obtain prior written permission of the other party.
     18.3 Recipient shall treat Discloser’s Confidential Information as proprietary property of Discloser and maintain such Confidential Information in strict confidence. Recipient shall not disclose any of Discloser’s Confidential Information to any third party except the employees or contractors (under written nondisclosure agreements with substantially the same confidentiality obligations as this Agreement) of Recipient or its Affiliates who have a legitimate need to know such Confidential Information for the Purpose. Recipient shall take appropriate action by instruction or agreement with its Personnel who are permitted access to Discloser’s Confidential Information to satisfy its obligations hereunder.
     18.4 Recipient may make copies, in whole or in part, of Discloser’s Confidential Information only to the extent necessary for the use thereof by Recipient in accordance with this Agreement, provided that Recipient shall reproduce and include such proprietary and

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confidentiality notice and other restrictive legends or marks of the Discloser or third party owner, on each such copy.
     18.5 The obligations of the Recipient under this Agreement with respect to the Discloser’s Confidential Information shall survive the expiration or earlier termination of this Agreement.
     18.6 The confidentiality and restricted use obligations imposed by this Agreement upon Recipient shall not extend to any information which: (i) is publicly available or becomes publicly available through no fault of Recipient; (ii) is already in the lawful possession of Recipient without restriction prior to disclosure to Recipient hereunder; (iii) is rightfully obtained by Recipient without restriction from a source other than Discloser; or (iv) is at any time developed independently by employees of Recipient or its Affiliates who had no access to the Discloser’s Confidential Information. The obligations of Recipient hereunder with respect to Discloser’s Confidential Information, other than source code, shall continue for five (5) years after the termination of this Agreement, and then shall be extended automatically for three (3) years unless a request for review of the confidentiality period is made by either party to the other party in writing at least ninety (90) days prior to the expiration of the confidentiality period and likewise on an each-three-year basis thereafter. In case a request for review of the confidentiality period is made by either party to the other party in writing by the expiration of the confidentiality period, the parties will discuss in good faith the issue of extension of the confidentiality period. Unless the parties agree not to extend the confidentiality period pursuant to the review process described above, the confidentiality period will be automatically extended as provided above. Notwithstanding anything to the contrary in this Agreement, obligations of confidentiality with respect to source code shall be perpetual.
     18.7 The Recipient agrees that the unauthorized disclosure or use of the Discloser’s Confidential Information will result in irreparable harm to the Discloser, and that Discloser shall be entitled to obtain, in addition to monetary damages, equitable relief, including injunctive relief for any such violation of this Agreement.
     Section 19. Warranties
     19.1 Each party warrants and represents to the other that it has the right and authority to enter into this Agreement and to grant to the other the rights and licenses as herein provided. Each party further warrants and represents to the other, that its performance under this Agreement and the transactions contemplated hereby do not and will not conflict with any other agreement or document to which it or its Affiliates are a party
     19.2 Stratus represents and warrants as of the Effective Date, that with the exception of the security interest granted by Stratus Technologies, Inc. and Stratus Technologies International, S.A.R.L. (the “Borrowers”), pursuant to the Revolving Credit Agreement, dated as of November 18, 2003 and the related Collateral Agreement of even

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date, the Borrowers have not assigned, hypothecated or otherwise encumbered the Intellectual Property Rights of the Borrowers in connection with securing any other indebtness .
     19.3 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY STRATUS WORK, ASSISTANCE, CONSULTATION, SERVICES, TECHNOLOGY OR INFORMATION FURNISHED BY STRATUS TO NEC IN CONNECTION WITH THIS AGREEMENT IS PROVIDED ON AN “AS IS” BASIS AND WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.
     19.4 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY NEC WORK, ASSISTANCE, CONSULTATION, SERVICES, TECHNOLOGY OR INFORMATION FURNISHED BY NEC TO STRATUS IN CONNECTION WITH THIS AGREEMENT IS PROVIDED ON AN “AS IS” BASIS AND WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT.
     19.5 Stratus and NEC shall cause their respective Affiliates, subcontractors and contractors to observe their respective obligations and responsibilities under the Agreement. Each party shall remain responsible to the other party for failure by their respective Affiliates, subcontractors and contractors to observe such obligations and responsibilities.
     Section 20. Indemnification
     20.1 By Stratus. Stratus agrees to defend NEC and its Affiliates against, and pay the amount of any adverse final judgment (or settlement) resulting from a third party claim, that the Stratus Licensed Technology (excluding Third Party Software) infringes any patent, copyright or trade secret, provided Stratus is notified promptly in writing of the claim and has the sole control of the defense and settlement of said claim and that NEC provides Stratus reasonable assistance in the defense of any such claim. Stratus shall have no liability for indemnification respecting any claim that is based on or arises out of (i) the combination of the Stratus Licensed Technology with products or services not provided by Stratus, (ii) adaptations or modification of the Stratus Licensed Technology not made by Stratus, (iii) Stratus’ compliance with NEC’s designs, specifications or requirements, or (iv) any use by NEC or its Affiliates of the Stratus Licensed Technology in a manner not contemplated by this Agreement. The foregoing states Stratus’ entire liability for the infringement by Stratus Licensed Technology of a third party patent, copyright, or trade secret. Stratus shall have no liability for indemnification hereunder respecting any claim that is based on or arises out of the Jointly Developed Technology or NEC Licensed Technology or is otherwise attributable to NEC.
     20.2 By NEC. NEC agrees to defend Stratus and its Affiliates against, and pay the amount of any adverse final judgment (or settlement) resulting from a third party claim, that

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the NEC Licensed Technology (excluding Third Party Software) infringes any patent, copyright or trade secret, provided NEC is notified promptly in writing of the claim and has the sole control of the defense and settlement of said claim and that Stratus provides NEC reasonable assistance in the defense of any such claim. NEC shall have no liability for indemnification respecting any claim that is based on or arises out of (i) the combination of the NEC Licensed Technology with products or services not provided by NEC, (ii) adaptations or modification of the NEC Licensed Technology not made by NEC, (iii) NEC’s compliance with Stratus’ designs, specifications or requirements, or (iv) any use by Stratus or its Affiliates of the NEC Licensed Technology in a manner not contemplated by this Agreement. The foregoing states NEC’s entire liability for the infringement by NEC Licensed Technology of a third party patent, copyright, or trade secret. NEC shall have no liability for indemnification hereunder respecting any claim that is based on or arises out of the Jointly Developed Technology or Stratus Licensed Technology or is otherwise attributable to Stratus.
     20.3 Mutual. Each party shall defend and hold the other party harmless from and against any and all costs, expenses, damages or liabilities arising out of such party’s breach of the terms and conditions of this Agreement.
     20.4 Conditions. As conditions of the indemnifying party’s obligation hereunder, the indemnified party must provide prompt written notification of the claim. The indemnifying party shall have sole control of the defense and settlement of said claim and the indemnified party must provide all reasonable assistance to the indemnifying party on its defense of any such claim.
     Section 21. Notices
     Any notice, request or instruction, given or permitted hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation, if sent by facsimile or like transmission, and on the next business day is sent via a reputable overnight courier as follows:

If to Stratus:	Stratus Technologies Bermuda Ltd.
Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda

Copy to:	Stratus Technologies, Inc.
111 Powdermill Rd.
Maynard, MA. USA, 01754
Attn: General Counsel

If to NEC:	NEC Corporation
1-10, Nisshin-cho, Fuchu, Tokyo 183-8501, Japan
Attention: General Manager, Client and Server Division

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     Section 22. Publicity
     Neither party shall disclose the terms and conditions of this Agreement without the prior written consent of the other party except (i) as may be required by court order or country, federal, state or local law, rules or regulations (ii) to its accountants and to its financial, legal and other professional advisors, (iii) or pursuant to a prospective merger consolidation or acquisition of the disclosing party.
     Section 23. Termination, Breach and Remedies
     23.1 No Other Termination. Except as expressly provided in this Section 23, neither party shall have the right to terminate this Agreement for any reason, even after an actual or alleged Material Breach of this Agreement by the other party.
     23.2 Termination for Cause. The parties acknowledge and agree that compliance with the Joint Product Roadmap Basic Requirements set forth in Exhibit D, is fundamental to the success of the Development Program. Accordingly if a Material Breach by one party (the “Defaulting Party”) is a direct cause of the failure of the parties to meet the General Release date for a Joint Product conforming with the requirements and by the applicable date set forth on the then current detailed Joint Product Roadmap developed by the parties pursuant to Section 3.4 hereof, then the other party (the “Terminating Party”) shall have the right, at its option, to notify the Defaulting Party in writing (the “Termination Notice”) of its intention to terminate this Agreement “for Cause” under this Section 23.2. Following receipt of such Termination Notice, the Defaulting Party shall use its best efforts to take all actions necessary to ensure the release of such Joint Product within six (6) months of its originally scheduled release date set forth in the detailed Joint Product Roadmap. If such Joint Product is not released by the end of such six-month period, then the Defaulting Party shall have one (1) additional month to develop and deliver to the Terminating Party a recovery plan acceptable to the Terminating Party. If the Defaulting Party fails to deliver a recover plan with such one month or if the Terminating Party does not accept the recovery plan then, the Terminating Party shall have the right to terminate this Agreement for Cause upon written notice to the Defaulting Party, which notice may be given any time prior to the actual General Release of such Joint Product. Termination shall be effective upon the Defaulting Party’s receipt of the Terminating Party’s written termination notice.
     23.3 Termination without Cause. This Agreement may be terminated by either party (the “Canceling Party”) prior to the Initial Term Expiration Date if it elects to exit the Fault Tolerant Systems business upon two (2) full years prior written notice (the “Cancellation Notice”) to the other party (the “Non-Canceling Party”), provided that the effective date of such termination (“Cancellation Date”) may occur no earlier than the fifth (5th) anniversary of FCS of the first Joint Product developed under this Agreement.
     23.4 Termination Upon Mutual Agreement. The parties may terminate this Agreement at any time upon mutual written agreement.

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     23.5 Effects of Termination. Upon any termination or expiration of this Agreement, all rights and obligations of the parties shall terminate, except as expressly set forth herein:
          a. Termination for Cause. If this Agreement is terminated for Cause pursuant to Section 23.2 above then:
               i. All licenses granted hereunder to the Terminating Party shall survive in accordance with their terms except that the licenses and rights granted to the Terminating Party shall (i) continue in perpetuity, (2) automatically be expanded to cover all Derivative Products of such Defaulting Party and (3) automatically include the right to make Derivative Products without approval of the Defaulting Party;
               ii. All licenses granted to the Defaulting Party shall (1) continue until the Initial Term Expiration Date, provided, however, that such licenses shall be limited solely to the manufacture, use, and sale of only the Joint Products, Gemini and Independent Derivative Products in each case Generally Released prior to the date of termination, and (2) continue in perpetuity respecting such activities reasonably necessary for the support and maintenance of Joint Products, Gemini and such party’s Independent Derivative Products distributed or sold by it or its Affiliates. For the avoidance of doubt the Defaulting Party’s licenses after the date of termination shall exclude the right to make Derivative Products;
               iii. The Defaulting Party shall not, for a period extending from the effective date of termination until the Initial Term Expiration Date (the “Termination Excluded Period”), directly or indirectly, itself or through any Affiliate, agent, distributor or other entity, develop, design, manufacture, market, promote, sell, offer for sale, lease, license, repair, maintain or service any Fault Tolerant System, except and limited (1) to the manufacture, use, and sale of (a) the Joint Products, Gemini and Independent Derivative Products in each case Generally Released prior to the date of termination, (2) to the extent reasonably necessary for the support and maintenance of Joint Products, Gemini and Independent Derivative Products distributed or sold by it or its Affiliates prior to the date of termination, or (3) to the extent that it resells or services Joint Products and Independent Derivative Products that it purchases from the Terminating Party. Except as expressly provided above in this Section 23.5.a., during the Termination Excluded Period the Defaulting Party shall purchase all Fault Tolerant System requirements it may have only from the Terminating Party; and
               iv. If NEC is the Defaulting Party NEC shall, within thirty (30) days of the date of termination (a) transfer such development, design and manufacturing Know How and Manufacturing Information, (b) conduct such engineering and manufacturing training for Stratus Personnel and (c) deliver to Stratus such tools, test equipment, fixtures, prototypes, and other equipment, to enable Stratus to design, develop, manufacture, support and service Joint Products and Derivative Products that are Generally Released as of the date of Termination or are in any stage of design or development as of the date of termination. The foregoing shall be provided to Stratus without charge.

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          b. Cancellation. If this Agreement is terminated by a Canceling Party pursuant to Section 23.3 above, then:
               i. All licenses granted hereunder to the Non-Canceling Party shall survive in accordance with their terms except that such licenses shall (1) continue in perpetuity (2) automatically be expanded to cover all Derivative Products of such Non-Canceling Party and (3) automatically include the right to make Derivative Products without approval of the Canceling Party;
               ii. Following the giving of a Cancellation Notice, the licenses granted to the Canceling Party hereunder shall (1) continue until the Initial Term Expiration Date, provided, however, that such licenses shall be limited solely to the manufacture, use, and sale of the Joint Products, Gemini and Independent Derivative Products in each case Generally Released prior to the Cancellation Date, and (2) continue in perpetuity respecting such activities reasonably necessary for the support and maintenance of Joint Products, Gemini and such party’s Independent Derivative Products distributed or sold by it or its Affiliates. For the avoidance of doubt the Canceling Party’s licenses after the Cancellation Date shall exclude the right to make Derivative Products;
               iii. The Canceling Party shall continue to comply with each and every one of its obligations under this Agreement, including all obligations respecting development of Joint Products during the Cancellation Period and disclosure of Technology to the Non-Canceling Party;
               iv. The Canceling Party agrees that it shall not, for a period extending from the Cancellation Date and until the Initial Term Expiration Date (the “Cancellation Excluded Period”), directly or indirectly, itself or through any Affiliate, agent, distributor or other entity, develop, design, manufacture, market, promote, sell, offer for sale, lease, license, repair, maintain or service any Fault Tolerant System, except and limited (1) to the manufacture, use, and sale of the Joint Products, Gemini and Independent Derivative Products in each case Generally Released prior to the Cancellation Date, (2) to the extent reasonably necessary for the support and maintenance of Joint Products, Gemini and Independent Derivative Products distributed or sold by it or its Affiliates prior to the Cancellation Date, or (3) to the extent that it resells or services Joint Products or Independent Derivative Products that it purchases from the Non-Canceling Party. Except as provided above, during the Cancellation Excluded Period the Canceling Party shall purchase all Fault Tolerant System requirements it may have only from the Non-Canceling Party; and
               v. In the case where Stratus is the Non Cancellation Party, and at Stratus sole written election, NEC agrees to continue to manufacture and sell to Stratus under the Supply Agreement such Products as were available for purchase by Stratus under the Supply Agreement immediately prior to the Cancellation Date so long as NEC continues to manufacture (or has manufactured), such Products for its resale purpose, directly or indirectly, subject to end of life notifications or through the Initial Term Expiration Date whichever

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occurs first.. In such case the licenses granted NEC by Stratus shall survive to the extent necessary to allow NEC to manufacture and sell the Products to Stratus.
          c. Mutual Termination and Expiration. If this Agreement is terminated by mutual agreement of the parties pursuant to Section 23.4, or terminates due to expiration on the Initial Term Expiration Date or at the expiration of any renewal term without further renewal, then:
               i. The licenses granted to each party under this Agreement shall survive in perpetuity (1) but solely with respect to the manufacture, use, and sale of the Joint Products, Gemini and Independent Derivative Products in each case that are Generally Released or determined to be Commercially Ready for General Release as of the effective date of termination and (2) respecting such activities reasonably necessary for the support and maintenance of Joint Products, Gemini and Independent Derivative Products distributed or sold by it or its Affiliates.
          d. Any Termination or Expiration. In addition to the foregoing, the following provisions shall apply to any termination or expiration of this Agreement:
               i. Any end user sublicenses granted by the a party or its Affiliates with respect to software licensed hereunder and distributed in connection with Joint Products and Independent Derivative Products shall continue in full force and effect provided such end users are not in default under the relevant EULA;
               ii. Within thirty (30) days of such termination or expiration, each party shall destroy all Confidential Information of the other party and all copies thereof as may be in its possession or control. Each party shall provide the other with a written certification signed by a duly authorized officer certifying to the effect that it or any Person claiming through it, no longer has in its possession and/or control, any material or Confidential Information of the other party. Notwithstanding the foregoing provisions of this clause (ii), each party may retain and continue to use Confidential Information of the other party solely to the extent necessary to exercise the licenses set forth in this Section 23, that survive any such termination or expiration;
               iii. To the extent it has not already done so, within twenty (20) days of such termination or expiration, NEC shall provide to Stratus all Manufacturing Information for each Joint Product and Derivative Product manufactured by or for NEC in the form in which it is most commonly used by NEC (either electronic or digital files, or hard copy), unless Stratus requests another reasonable format, and NEC shall comply with the provisions of Section 5.2 as though the relevant notice of termination constituted a “Manufacturing Notice” thereunder. In the case Stratus is the Terminating Party pursuant to Section 23.2 or Stratus is the Non-Canceling Party pursuant to Section 23.3, the Manufacturing Information shall be provided to Stratus without any charge; and

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               iv. Notwithstanding the survival of any license following the termination or expiration of this Agreement, (1) except as expressly provided in this Section 23, neither party shall be required to transfer or disclose any Confidential Information or Technology (including software) to the other party following the termination or expiration of this Agreement and (2) licenses under any patents shall be limited to patents issued and licensed by the licensing party hereunder as of the date of termination or expiration.
               v. Notwithstanding any thing to the contrary contained in this Agreement, the obligations of each party for providing software and hardware support as set forth in Exhibit E shall continue until the earlier of the EOS date of a Product or five (5) years from the effective date of termination or cancellation of this Agreement. All licenses shall continue beyond the effective date of termination or cancellation respecting such activities reasonably necessary for the support and maintenance of such Products.
     23.6 Remedies. In the event of a Material Breach of this Agreement by a party, the other party shall be entitled to seek any and all legal and equitable remedies other than termination of this Agreement (except as described in Section 23.2 above).
     Section 24. Force Majeure
     Excluding a party’s obligation to make payments hereunder, neither party shall be in breach of its obligation hereunder or liable for damages for any delay or failure to perform under this Agreement arising out of causes beyond its reasonable control and without its fault or negligence, including without limitation, acts of God, acts of civil or military authority, strikes, fires, riots, wars or embargoes. The party whose performance of this Agreement is affected by such force majeure shall give prompt notice to the other party upon becoming aware of such force majeure and any times for performance shall be deemed extended by a period of time equal to the delay directly attributable to such force majeure.
     Section 25. Export Control Laws
     25.1 The Stratus Licensed Technology, the NEC Licensed Technology, and all Joint Products, or any other technical information or any product produced therefrom is subject to any law, regulation, order or other restriction on export or re-export, as may be imposed from time to time by the United States and Japanese government or any agency thereof, or any other country having jurisdiction.
     25.2 Neither party will knowingly export or re-export or cause to be exported or re-exported, directly or indirectly, any technology or other technical information or software provided to it hereunder, or any product thereof to any country for which the United States and Japanese government, or any agency thereof, or any other country having jurisdiction, requires an export or re-export license or other government approval at the time of export or re-export without first obtaining any required license or approval.

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     Section 26. Governing Law
     The parties agree that this Agreement and the rights and obligations of the parties hereunder shall not be governed by the United Nation Convention on Contracts for the International Sale of Goods; rather the parties agree that this Agreement shall be construed in accordance with the internal laws of the State of New York, U.S.A., without reference to its conflict of laws principles.
     Section 27. Arbitration and Court Proceedings
     27.1 Except as noted in subsection 27.3 below, in the event of any dispute, controversy or difference which may arise between the parties hereto out of or in connection with or in relation to this Agreement, or the breach thereof, the parties hereto shall in the first instance do their utmost to settle such dispute amicably.
     21.2 Where the parties fail to reach an amicable settlement within Thirty (30) days of the written notice of its existence, given by either party to the other, then the dispute, controversy or difference shall be finally settled by arbitration in accordance with the Rules of the American Arbitration Association in New York, New York. All documents and proceedings shall be in the English language. The award of the arbitration shall be final and shall be binding upon the parties and shall not be subject to appeal to any court, and may be entered into the court of competent jurisdiction for its execution forthwith.
     27.3 The parties acknowledge and agree that the foregoing binding arbitration requirement shall not apply to any dispute, controversy, difference or claim concerning Intellectual Property Rights or the rights and licenses granted hereunder (“Reserved Claims”). With respect to the Reserved Claims, the parties shall be free to enforce their respective rights and seek all available remedies in any court of competent jurisdiction, including claims for damages, injunctive relief or similar equitable remedies. The parties further acknowledge and agree that with respect to any dispute, controversy, difference or claim arising out of Section 18, Confidential Information, the foregoing binding arbitration shall not preclude either party from seeking any injunctive or similar equitable relief in any court of competent jurisdiction. The parties further acknowledge and agree that neither this Section 27 nor any other provision of this Agreement shall limit or prevent a party from seeking in any court of competent jurisdiction the remedy of specific performance.
     Section 28. Independent Contractors
     Each party represents that its relationship to the other as provided in this Agreement will be as an independent contractor. Nothing contained herein or done pursuant to this Agreement will constitute the parties as entering into a partnership or joint venture, or will constitute any party as the agent of the other for any purpose or in any sense whatsoever.

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     Section 29. Transfer or Assignment
     Neither party shall have the right to assign this Agreement or its rights hereunder or delegate its duties hereunder to a third party, without the prior written consent of the other party, except either party shall have the right to assign this Agreement and its rights hereunder and to delegate its obligations hereunder in connection with the transfer of all or substantially all of its assets pursuant to a merger, consolidation or sale.
     Section 30. Payments
     30.1 Expenses. Each party is responsible for all its own costs for its own work undertaken pursuant to the Development Program and this Agreement unless expressly stated otherwise in this Agreement or any Exhibit hereto.
     30.2 Payment Terms. All amounts due hereunder shall be paid in United States Dollars to a bank account specified in writing by the payee, by wire transfer of immediately available funds. Any amount not paid when due shall bear interest at the rate of 1.5% per month or the highest rate allowed by applicable law, whichever is lower. A party shall be entitled to recover all costs of collection (including attorneys’ and collection agents’ fees) incurred to collect amounts past due hereunder.
     Section 31. Taxes
     Each party shall be responsible for taxes assessed on the net income of such party.
     Section 32. OEM Royalty Payments
     In consideration of the licenses granted by each party to the other, the parties agree that royalties shall accrue and be due and payable to the other party, for each Royalty Unit sold, leased or other wise transferred by a party or its Affiliates (the “Selling Party”), directly or indirectly, to a Royalty OEM, as set forth in Exhibit L.
     Section 33. Compliance With Laws
     33.1 Each Party agrees that it shall comply with all applicable federal, state, local, national and international, laws, treaties, regulations and orders of any court or administrative agency in connection with its performance under this Agreement including without limitation environmental laws, rules, regulations, orders, and permits.
     33.2 NEC warrants that the Products as designed, developed and supplied by NEC under this Agreement shall comply with applicable environmental law or regulation, including but not limited to the Directive 2002/95/EC on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, O.J. (L 19) (Jan. 27, 2003), as amended, and applicable European Union Member State implementing legislation and regulation (“RoHS Directive). NEC hereby further warrants to Stratus that the Products shall not contain any RoHS Restricted Substance in concentrations in excess of the Maximum Concentration Values in any Homogenous Material, or are exempt from coverage under an

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exemption to the RoHS Directive and otherwise are free of any Hazardous Substances as these terms are defined by the RoHS Directive and any implementing regulations, and present no hazard to persons or the environment.
     33.3 Each party shall indemnify and hold harmless the other party and its Affiliates from and against any and all losses, liabilities, damages, claims, costs and expenses, including but not limited to attorney fees, arising directly or indirectly from any failure to comply with the requirements of this Section 33 or the any inaccuracy, misrepresentation or incompleteness of any information furnished as part of compliance with this Section 33.
     Section 34. Non-Disturbance Agreement
     Promptly following the execution of this Agreement Stratus shall use its best effort to obtain JP Morgan’s agreement to the Non Disturbance Agreement, substantially in the form attached hereto as Exhibit M. The foregoing shall not be a condition to closing and Stratus shall not be in breach of this Agreement nor shall it have any liability to NEC hereunder should it fail to obtain JP Morgan’s agreement to the Non Disturbance Agreement provided it has used its best efforts to do so. Best efforts shall not include (i) the payment of any fees or other sums, other than any reasonable legal fees as may be incurred by JP Morgan in its review and consideration of the Non Disturbance Agreement or (ii) the amendment of the Credit Agreement or the making of any other agreement with JP Morgan that imposes on Stratus any material obligations, liabilities or commitments in addition to those set forth in the Credit Agreement.
     Section 35. Miscellaneous
     35.1 Exhibits. All exhibits, appendices, or other attachments, referenced in this Agreement shall be deemed to be incorporated herein and made a part hereof, provided that if there is any inconsistency between this Agreement and the provisions of any exhibit, appendices, or attachment, the provisions of this Agreement shall control.
     35.2 Enforceability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity and enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect. In addition, any such invalid or unenforceable provision shall be deemed amended or replaced with a provision that is valid and enforceable which achieves, to the fullest extent possible, the original intent and objectives of the parties as reflected in the offending provision.
     35.3 Waivers, Amendments and Preservation of Remedies. This Agreement may not be amended, superseded or canceled, and the terms hereof may not be waived, except by written instrument signed by each of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to

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be or construed as a further or continuing waiver of such condition or breach or waiver of any condition or of the breach of any other term of this Agreement. Unless expressly set forth in this Agreement, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may have at law or in equity, including but not limited to the remedy of specific performance.
     35.4 Official Text. The official text of this Agreement shall be the English language, and any interpretation or construction of this Agreement shall be based solely on the English language official text.
     35.5 Headings. The heading and captions of this Agreement are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
     35.6 Entire Agreement. This Agreement (including the documents and instruments referenced herein) constitutes the entire agreement between the parties with respect to the subject matter hereof, and there are no understandings or representations of any kind except as expressly set forth herein.
     IN WITNESS WHEREOF, the authorized representatives of Stratus Technologies Bermuda Ltd. and NEC Corporation have caused this Agreement to be executed in two originals as of the dates indicated below

NEC CORPORATION			STRATUS TECHNOLOGIES BERMUDA LTD.

By:	/s/ Masahzko Yamamoto		By:	/s/ David Lauvello

	Name:	MASAHZKO YAMAMOTO		Name:	David Lauvello
	Title:	SENIOR VICE PRESIDENT		Title:	Duly Authorized Representative
	Date:	November 25, 2005		Date:	November 25, 2005

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